EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to incorporation by reference in the Registration Statement (Form S-8) pertaining to the Spectrian 1992 Stock Plan, as amended, Spectrian 1998 Nonstatutory Stock Option Plan, as amended, Spectrian 1998 Employee Stock Purchase Plan, as amended and Spectrian 1994 Director Option Plan, as amended and to the incorporation by reference therein of our report dated March 6, 2002, with respect to the consolidated financial statements and schedule of REMEC, Inc. included in the Annual Report on Form 10-K/A for the year ended January 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST&YOUNG LLP

San Diego, California

December 20, 2002